Exhibit 3.3

*090401*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
20140673286-09
	Ross Miller	Filing Date and Time
Certificate of Correction	Secretary of State	09/18/2014 9:54 AM
(PURSUANT TO NRS CHAPTERS 78,	State of Nevada	Entity Number
78A, 80, 81, 82, 84, 86, 87, 87A, 88,		E0304252014-6
88A, 89, AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

 (Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

PISHPOSH, INC.

2. Description of the original document for which correction is being made:

Articles of Incorporation

3. Filing date of the original document for which correction is being made:	June 10; 2014

4. Description of the inaccuracy or defect:

The number of Series A Preferred Stock was incorrectly stated.

5. Correction of the inaccuracy or defect:

Section 2 of Exhibit A, Page 5, is corrected to read as follows:

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be 50,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000 (the "Stated Value").

6. Signature:

	President	Sept. 18,2014
Authorized Signature Bernard Warman	Title*	Date

* If entity, is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by' appropriate fees.	Nevada Secretary of State Correction Revised: 3-26-09